Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 21, 2021, except for the effects of the restatement disclosed in Note 2 and the subsequent event disclosed in Note 11 paragraph 5, as to which the date is December 7, 2021 relating to the consolidated financial statements of VPC Impact Acquisition Holdings, which appears in Bakkt Holdings, Inc.’s Registration Statement on Form S-1 (File No. 333-261034).

/s/ WithumSmith+Brown, PC

New York, New York

December 20, 2021